Exhibit 99.1

Analog Devices Announces Financial Results for the Third Quarter of Fiscal Year 2008

  Revenue was $659 million, an increase of 1.5% sequentially and 7% year-over-year
  Diluted EPS totaled $0.47 which included:
    $0.44 from continuing operations
    $0.03 from discontinued operations
  Gross margin was 61% of revenue
  Operating margin from continuing operations was 24.5% of revenue
  Cash flow from operations was $196 million, or 30% of revenue
  Board of Directors declared quarterly dividend of $0.20 per share
  Financial results will be discussed via conference call today at 5:00 pm

Except where noted, all financial results contained in this release are from continuing operations. The sales of two businesses, the wireless handset baseband chipset and radio transceiver business and the CPU voltage regulation and PC thermal monitoring business, were completed during the first quarter of fiscal 2008. These two businesses are reported as discontinued operations.

Historical quarterly and annual financial information for continuing operations, including revenue by end market and by product type, is available on the Analog Devices Investor Relations web site at: http://investor.analog.com

NORWOOD, Mass.--(BUSINESS WIRE)--Analog Devices, Inc. (NYSE: ADI), a global leader in high-performance semiconductors for signal processing applications, today announced financial results for the third quarter of fiscal 2008, which ended August 2, 2008.

Revenue for the third quarter of fiscal 2008 was $659 million, an increase of 1.5% from the immediately prior quarter and 7% from the same period one year ago.

Gross margin for the third quarter of fiscal 2008 was $402 million, or 61.0% of revenue, compared to $396 million, or 61.0% of revenue, in the immediately prior quarter, and $373 million, or 60.5% of revenue, for the same period one year ago.

Operating income from continuing operations for the third quarter of fiscal 2008 was $161 million, or 24.5% of revenue, compared to $157 million, or 24.2% of revenue, in the immediately prior quarter, and $145 million, or 23.6% of revenue, in the year ago period.

Diluted earnings per share (EPS) from continuing operations for the third quarter of fiscal 2008 was $0.44, consistent with $0.44 in the immediately prior quarter, and a 16% increase from $0.38 in the same period a year ago.

Diluted EPS from discontinued operations for the third quarter of fiscal 2008 was $0.03.

The Board of Directors declared a cash dividend for the third quarter of fiscal 2008 of $0.20 per outstanding share of common stock which will be paid on Sept. 17, 2008 to all shareholders of record at the close of business on August 29, 2008.

Net cash provided by operating activities in the third quarter of fiscal 2008 was $196 million, or 30% of revenue.

  Capital expenditures for the third quarter of fiscal year 2008 totaled $39 million, or 6% of revenue.
  Cash dividends paid during the third quarter of fiscal 2008 totaled $58 million.
  Share repurchases of ADI common stock during the third quarter of fiscal 2008 totaled $28 million.

Balance Sheet

  Cash and short-term investments at the end of the third quarter of fiscal 2008 totaled approximately $1.3 billion.
  Inventory at the end of the third quarter of fiscal 2008 decreased by 3% compared to the immediately prior quarter. Days cost of sales in inventory was 110 days at the end of the third quarter of fiscal 2008, compared to 115 days at the end of the immediately prior quarter.
  Accounts receivable at the end of the third quarter of fiscal 2008 decreased by 2% compared to the immediately prior quarter, with days sales outstanding declining from 47 days to 45 days.

“The third quarter was another solid quarter for ADI. As planned, we delivered growth while sustaining our target gross margin, and continued to expand our operating margin in line with our long-term model,” said Jerald G. Fishman, President and CEO. “The strength of our business, particularly given general economic conditions, reflects the importance of our broad diversification and leading position in markets where customers highly value innovation that helps differentiate their products.”

Revenue by end market in the third quarter of fiscal 2008:

  Revenue from industrial customers, which represented 50% of total revenue, declined 1% from the immediately prior quarter and increased 10% from the same quarter a year ago. On a sequential basis, revenue from most industrial applications increased while revenue from semiconductor automatic test equipment applications decreased.

  Revenue from communications customers, 25% of total revenue, increased 1% from the immediately prior quarter and increased 11% on a year-over-year basis. Revenue from handset, optical and networking customers increased from the immediately prior quarter offsetting a decrease in revenue from basestation customers.
  Revenue from consumer customers, 20% of total revenue, increased 5% on a sequential basis, principally due to growth in revenue from advanced TV, digital camera, and home entertainment system customers. Consumer revenue decreased by 1% from the same quarter a year ago.
  Revenue from computer customers, 5% of total revenue, increased 12% sequentially in line with an overall strong PC market worldwide and declined 5% on a year-over-year basis.
  Schedule E of this document provides additional details about revenue by end market for the third quarter, immediately prior quarter, and year-ago quarter. A more complete table covering prior periods is available on the Analog Devices Investor Relations web site at: http://investor.analog.com

Revenue by product type for the third quarter of fiscal 2008:

  Analog product revenue increased 1% sequentially and 6% year-over-year, contributing 90% of total revenue in the third quarter.
  Revenue from ADI’s market-leading converters and amplifiers totaled $454 million, representing 69% of total revenue in the third quarter. Converter revenue, 46% of total revenue, grew 2% sequentially and 8% year-over-year. Amplifier revenue, 23% of total revenue, was approximately the same as in the immediately prior quarter and increased 5% year-over-year.
  General purpose DSP revenue grew 4% sequentially and 14% year-over-year, and represented 9% of total revenue in the third quarter.
  Schedule F of this document provides additional details about revenue by product type for the third quarter, immediately prior quarter, and year-ago quarter. A more complete table covering prior periods is available on the Analog Devices Investor Relations web site at: http://investor.analog.com

Outlook for the fourth quarter of fiscal 2008

The following statements are based on current expectations. These statements are forward looking and actual results may differ materially, including as a result of the important factors discussed at the end of this release. These statements supersede all prior statements regarding business outlook set forth in prior ADI news releases.

Regarding the outlook for the fourth quarter of fiscal 2008, Mr. Fishman said, “Our operating plan for the fourth quarter is for revenue to grow in the range of 0% to 3% sequentially. On a year-over-year basis, this range represents a revenue increase of 6% to 9% for the fourth quarter. Our plan is for gross margin for the fourth quarter to be approximately 61%, with results dependent on the actual mix of business we achieve, and for operating expenses to remain relatively flat on a sequential basis. For the fourth quarter, our operating plan calls for diluted EPS from continuing operations of approximately $0.44 to $0.46. Diluted EPS from discontinued operations is expected to be approximately $0.02.”

Conference Call Scheduled for 5:00

Mr. Fishman will discuss the third quarter's results and the near-term outlook via webcast, accessible at http://investor.analog.com today beginning at 5:00 pm ET. Investors who prefer to join by telephone may call 706-634-7193 ten minutes before the call begins and provide the password "ADI."

A replay will be available almost immediately after the call. The replay may be accessed for up to one week by dialing 800-642-1687 (replay only) and providing the conference ID: 59090227 or by visiting the Analog Devices Investor Relations web site.

About Analog Devices, Inc.

Innovation, performance, and excellence are the cultural pillars on which Analog Devices has built one of the longest standing, highest growth companies within the technology sector. Acknowledged industry-wide as the world leader in data conversion and signal conditioning technology, Analog Devices serves over 60,000 customers, representing virtually all types of electronic equipment. Celebrating over 40 years as a leading global manufacturer of high-performance integrated circuits used in analog and digital signal processing applications, Analog Devices is headquartered in Norwood, Massachusetts, with design and manufacturing facilities throughout the world. Analog Devices' common stock is listed on the New York Stock Exchange under the ticker “ADI” and is included in the S&P 500 Index.

This release may be deemed to contain forward-looking statements which include, among other things, our statements regarding expected revenue, earnings, operating expenses, gross margins, and other financial results, and expected increases in customer demand for our products, that are based on our current expectations, beliefs, assumptions, estimates, forecasts, and projections about the industry and markets in which Analog Devices operates. The statements contained in this release are not guarantees of future performance, are inherently uncertain, involve certain risks, uncertainties, and assumptions that are difficult to predict, and do not give effect to the potential impact of any mergers, acquisitions, divestitures, or business combinations that may be announced or closed after the date hereof. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements, and such statements should not be relied upon as representing Analog Devices’ expectations or beliefs as of any date subsequent to the date of this press release. We do not undertake any obligation to update forward-looking statements made by us. Important factors that may affect future operating results include: the effects of changes in customer demand for our products and for end products that incorporate our products, competitive pricing pressures, unavailability of raw materials or wafer fabrication, assembly and test capacity, any delay or cancellation of significant customer orders, any inability to manage inventory to meet customer demand, changes in geographic, product or customer mix, adverse changes in economic conditions in the United States and international markets including as a result of ongoing financial market uncertainty, adverse results in litigation matters, and other risk factors described in our most recent filings with the Securities and Exchange Commission. Our results of operations for the periods presented in this release are not necessarily indicative of our operating results for any future periods. Any projections in this release are based on limited information currently available to Analog Devices, which is subject to change. Although any such projections and the factors influencing them will likely change, we will not necessarily update the information, as we will only provide guidance at certain points during the year. Such information speaks only as of the original issuance date of this release.

Analog Devices and the Analog Devices logo are registered trademarks or trademarks of Analog Devices, Inc. All other trademarks mentioned in this document are the property of their respective owners. The use of the word partner does not imply a partnership relationship between Analog Devices and any other company.

Analog Devices, Third Quarter, Fiscal 2008

Schedule A
Sales/Earnings Summary (GAAP)
(In thousands, except per-share amounts)

	Three Months Ended
	3Q 08	2Q 08	3Q 07
	Aug. 2, 2008	May 3, 2008	Aug. 4, 2007
Revenue	$658,986	$649,340	$617,431
Year-to-year growth	7%	9%	7%
Quarter-to-quarter change	1.5%	6%	3%
Cost of sales (1)	257,192	253,319	243,939
Gross margin	401,794	396,021	373,492
Percent of revenue	61.0%	61.0%	60.5%
Operating expenses:
R&D (1)	135,837	134,653	128,093
Selling, marketing and G&A (1)	104,767	104,183	99,906
Operating income from continuing operations	161,190	157,185	145,493
Percent of revenue	24.5%	24.2%	23.6%
Other income	(7,541)	(10,555)	(16,449)
Income from continuing operations before income tax	168,731	167,740	161,942
Provision for income taxes	39,536	37,848	36,536
Income from continuing operations, net of tax	129,195	129,892	125,406
Discontinued Operations, net of tax:
Income (loss) from discontinued operations	5,611	3,194	(4,971)
Gain on sale of discontinued operations	3,802	-	-
Total income (loss) from discontinued operations, net of tax	9,413	3,194	(4,971)
Net income	$138,608	$133,086	$120,435

Shares used for EPS - basic	290,376	290,389	318,465
Shares used for EPS - diluted	295,001	295,360	327,331

Earnings per share from continuing operations - basic	$0.44	$0.45	$0.39
Earnings per share from continuing operations - diluted	$0.44	$0.44	$0.38

Earnings per share - basic	$0.48	$0.46	$0.38
Earnings per share - diluted	$0.47	$0.45	$0.37

Dividends paid per share	$0.20	$0.18	$0.18

(1) Includes stock-based compensation expense as follows:
Cost of sales	$1,943	$1,906	$2,454
R&D	$6,178	$6,108	$7,077
Selling, marketing and G&A	$5,452	$4,713	$6,615

Analog Devices, Third Quarter, Fiscal 2008

Schedule B
Results of Discontinued Operations
(In thousands, except per-share amounts)

The following table reflects the amounts reclassified from our continuing operations into discontinued operations:

	Three Months Ended
	3Q 08	2Q 08	3Q 07
	Aug. 2, 2008	May 3, 2008	Aug. 4, 2007
Total revenue	$25,274	$21,130	$62,881
Cost of sales	20,941	19,555	47,788
Gross margin	4,333	1,575	15,093
Operating expenses:
R&D	(80)	181	20,469
Selling, marketing and G&A	(25)	258	2,473
Operating income (loss) from discontinued operations	4,438	1,136	(7,849)
Gain on sale of business	6,578	-	-
Income (loss) before income taxes from discontinued operations	11,016	1,136	(7,849)
Provision for (benefit from) income taxes from discontinued operations	1,603	(2,058)	(2,878)
Income (loss) from discontinued operations, net of tax	$9,413	$3,194	$(4,971)

Earnings per share from discontinued operations - basic	$0.03	$0.01	$(0.02)
Earnings per share from discontinued operations - diluted	$0.03	$0.01	$(0.02)

Analog Devices, Third Quarter, Fiscal 2008

Schedule C
Selected Balance Sheet Information (GAAP)
(In thousands)

	3Q 08	2Q 08	3Q 07
	Aug. 2, 2008	May 3, 2008	Aug. 4, 2007
Cash & short-term investments	$1,277,644	$1,185,179	$1,283,590
Accounts receivable, net	326,456	332,288	317,827
Inventories (1)	309,870	319,421	333,844
Current assets of discontinued operations	9,895	11,122	86,949
Other current assets	132,637	140,359	166,183
Total current assets	2,056,502	1,988,369	2,188,393
PP&E, net	558,312	555,430	557,194
Investments	33,882	37,920	34,623
Goodwill and intangible assets	277,524	277,215	302,652
Other	103,868	95,216	83,505
Non-current assets of discontinued operations	62,037	62,037	-
Total assets	$3,092,125	$3,016,187	$3,166,367

Deferred income on shipments to distributors, net	$174,070	$174,349	$147,031
Current liabilities of discontinued operations	76,431	105,601	21,169
Other current liabilities	362,812	343,007	391,655
Non-current liabilities	88,454	89,348	69,906
Stockholders' equity	2,390,358	2,303,882	2,536,606
Total liabilities & equity	$3,092,125	$3,016,187	$3,166,367

(1) includes $2,566, $2,563 and $3,432 related to stock-based compensation in 3Q08, 2Q08 and 3Q07, respectively.

Analog Devices, Third Quarter, Fiscal 2008

Schedule D
Cash Flow Statement (GAAP)
(In thousands)

	Three Months Ended
	3Q 08	2Q 08	3Q 07
	Aug. 2, 2008	May 3, 2008	Aug. 4, 2007
Cash flows from operating activities:
Net Income	$138,608	$133,086	$120,435
Adjustments to reconcile net income
to net cash provided by operations:
Depreciation	36,244	36,266	35,741
Amortization of intangibles	2,438	2,615	3,168
Stock-based compensation expense	13,573	12,727	17,465
Gain on sale of business	(3,802)	-	-
Income tax payments related to gain on sale of businesses	-	(67,283)	-
Excess tax benefit - stock options	(3,083)	(3,174)	(3,559)
Other non-cash activity	1,152	227	37
Deferred income taxes	(4,813)	(2,865)	(5,256)
Changes in operating assets and liabilities	15,830	41,944	22,698
Total adjustments	57,539	20,457	70,294
Net cash provided by operating activities	196,147	153,543	190,729
Percent of total revenue	29.8%	23.6%	30.9%

Cash flows from investing activities:
Additions to property, plant and equipment	(39,381)	(30,535)	(31,246)
Purchases of short-term available-for-sale investments	(626,815)	(572,983)	(289,565)
Maturities of short-term available-for-sale investments	538,031	439,520	837,412
Net proceeds (expenditures) related to sale of businesses	3,590	(7,074)	-
Payments for acquisitions	(3,146)	-	(3,160)
(Increase) decrease in other assets	(1,855)	592	162
Net cash (used) provided by investing activities	(129,576)	(170,480)	513,603

Cash flows from financing activities:
Dividend payments to shareholders	(58,078)	(52,511)	(58,545)
Repurchase of common stock	(27,578)	(165,426)	(631,708)
Decrease in liability for common stock repurchases	(366)	(24,374)	-
Net proceeds from employee stock plans	20,885	37,623	17,937
Credit facility fees	(600)	-	-
Excess tax benefit - stock options	3,083	3,174	3,559
Net cash used for financing activities	(62,654)	(201,514)	(668,757)
Effect of exchange rate changes on cash	178	(277)	(267)

Net increase (decrease) in cash and cash equivalents	4,095	(218,728)	35,308
Cash and cash equivalents at beginning of period	414,361	633,089	358,590
Cash and cash equivalents at end of period	$418,456	$414,361	$393,898

Analog Devices, Third Quarter, Fiscal 2008

Schedule E
Revenue Trends by End Market
The categorization of revenue by end market is determined using a variety of data points including the technical characteristics of the product, the “sold to” customer information, the "ship to" customer information and the end customer product or application into which our product will be incorporated. As data systems for capturing and tracking this data evolve and improve, the categorization of products by end market can vary over time. When this occurs we reclassify revenue by end market for prior periods. Such reclassifications typically do not materially change the sizing of, or the underlying trends of results within, each end market.

	Three Months Ended
	Aug. 2, 2008				May 3, 2008	Aug. 4, 2007
	Revenue	%	Q/Q %	Y/Y %	Revenue	Revenue
Industrial	326,984	50%	-1%	10%	328,773	298,049
Communications	163,762	25%	1%	11%	162,380	148,011
Consumer	134,677	20%	5%	-1%	128,187	136,145
Computer	33,563	5%	12%	-5%	30,000	35,226
Total Revenue	$658,986	100%	1%	7%	$649,340	$617,431

Analog Devices, Third Quarter, Fiscal 2008

Schedule F
Revenue Trends by Product Type
The categorization of our products into broad categories is based on the characteristics of the individual products, the specification of the products and in some cases the specific uses that certain products have within applications. The categorization of products into categories is therefore subject to judgment in some cases and can vary over time. In instances where products move between product categories we reclassify the amounts in the product categories for all prior periods. Such reclassifications typically do not materially change the sizing of, or the underlying trends of results within, each product category.

	Three Months Ended
	Aug. 2, 2008				May 3, 2008	Aug. 4, 2007
	Revenue	%	Q/Q %	Y/Y %	Revenue	Revenue
Converters	$302,763	46%	2%	8%	$297,686	$281,001
Amplifiers	150,923	23%	0%	5%	151,419	144,103
Other analog	100,004	15%	-1%	0%	100,920	100,279
Sub-Total Analog Signal Processing	553,690	84%	1%	5%	550,025	525,383
Power management & reference	36,674	6%	6%	20%	34,701	30,439
Total Analog Products	$590,364	90%	1%	6%	$584,726	$555,822
General purpose DSP	60,521	9%	4%	14%	58,281	52,992
Other DSP	8,101	1%	28%	-6%	6,333	8,617
Total Digital Signal Processing	$68,622	10%	6%	11%	$64,614	$61,609
Total Revenue	$658,986	100%	1%	7%	$649,340	$617,431

CONTACT:
Analog Devices, Inc.
Mindy Kohl, 781-461-3282
Director of Investor Relations
Fax: 781-461-3491
investor.relations@analog.com